State of Delaware
Secretary of State
Division of Corporations
Delivered 03:33 PM 11/26/2018
FILED 03:33 PM 11/26/2018
SR 20187796759 - File Number 2893610

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
SOLBRIGHT GROUP, INC.

Under Section 242 of the Delaware General Corporation Law

SOLBRIGHT GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), through its duly authorized officer and by authority of its Board of Directors,

DOES HEREBY CERTIFY:

FIRST: By written consent of the sole director of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as previously amended to date (the "Amendment"), declaring that such Amendment is advisable and should be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

"The name of the Corporation is Iota Communications, Inc."

SECOND: Thereafter, pursuant to resolutions of the Corporation's Board of Directors, the Amendment was submitted to the stockholders of the Corporation for approval by written consent of the stockholders in lieu of a meeting, and the stockholders holding the necessary number of shares of the Corporation, as required by statute, consented in writing to the Amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: The Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed as of November 26, 2018.

SOLBRIGHT GROUP, INC.

By: ______________________

Name: Barclay Knapp

Title: Chairman & CEO